Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (333-156391, 333-159553, 333-174774 and 333-178509) on Form S-3, and the Registration Statements (333-145717 and 333-165788) on Form S-8, of Patrick Industries, Inc. of our report dated March 29, 2013, on the consolidated financial statements of Patrick Industries, Inc. and subsidiaries, which report is included in Form 10-K for Patrick Industries, Inc. for the year ended December 31, 2012.

/s/ Crowe Horwath LLP

Elkhart, Indiana
March 29, 2013